EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2020 Results and Reconfirms Full Year 2020 Guidance
Summary of Second Quarter 2020 Results (in millions, except LNG data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Revenues	$2,402	$2,292	5%	$5,111	$4,553	12%
Net income (loss)[1]	$197	$(114)	nm	$572	$27	nm
Consolidated Adjusted EBITDA[2]	$1,393	$615	127%	$2,432	$1,265	92%
LNG exported:
Number of cargoes	78	104	(25)%	206	191	8%
Volumes (TBtu)	274	361	(24)%	727	671	8%
LNG volumes loaded (TBtu)	278	360	(23)%	733	669	10%

Summary Full Year 2020 Guidance (in billions)

	2020
Consolidated Adjusted EBITDA[2]	$3.8	-	$4.1
Distributable Cash Flow[2]	$1.0	-	$1.3

Recent Highlights
Strategic

•	In April 2020, Midship Pipeline Company, LLC, in which we have an equity investment, placed into service the Midship natural gas pipeline and related compression and interconnect facilities.
Operational

•	As of July 31, 2020, more than 1,175 cumulative LNG cargoes totaling over 80 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
Financial

•	For the six months ended June 30, 2020, we reported net income[1] of $572 million, Consolidated Adjusted EBITDA[2] of $2.43 billion, and Distributable Cash Flow[2] of approximately $830 million.

•	During the six months ended June 30, 2020, we repurchased an aggregate of 2.9 million shares of our common stock for $155 million under our share repurchase program.

•
In May 2020, the date of first commercial delivery was reached under the 20-year LNG Sale and Purchase Agreements with PT Pertamina (Persero), Naturgy LNG GOM, Limited, Woodside Energy Trading Singapore Pte Ltd, Iberdrola, S.A. and Électricité de France, S.A. relating to Train 2 of the CCL Project (defined below).

•
In May 2020, Sabine Pass Liquefaction, LLC (“SPL”) issued an aggregate principal amount of $2.0 billion of 4.500% Senior Secured Notes due 2030. Net proceeds of the offering, along with cash on hand, were used to redeem all of SPL’s outstanding 5.625% Senior Secured Notes due 2021.

___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
3 Total margins as used herein refers to total revenues less cost of sales.

•
In June 2020, we entered into a $2.62 billion three-year delayed draw term loan credit agreement (the “Cheniere Term Loan Facility”), which in July 2020 was increased to $2.695 billion. In July 2020, borrowings under the Cheniere Term Loan Facility were used to (1) redeem all of the remaining outstanding principal amount of the 11.0% Convertible Senior Secured Notes due 2025 issued by Cheniere CCH Holdco II, LLC, subsequent to the $300 million redemption in March 2020, with cash at a price of $1,080 per $1,000 principal amount of notes, (2) repurchase $844 million in aggregate principal amount of outstanding 4.875% Convertible Senior Notes due 2021 issued by Cheniere (the “2021 Convertible Notes”) at individually negotiated prices from a small number of investors, and (3) pay related fees and expenses of the Cheniere Term Loan Facility. The remaining borrowing capacity under the Cheniere Term Loan Facility, approximately $372 million, is expected to be used to repay and/or repurchase a portion of the remaining outstanding principal amount of the 2021 Convertible Notes and for the payment of related fees and expenses.

Liquefaction Projects Update

	SPL Project	CCL Project
	Train 6	Train 3
Project Status	Under Construction	Commissioning
Project Completion Percentage (1)	63.9% (2)	90.5% (3)
Expected Substantial Completion	2H 2022	1H 2021
Note: Projects update excludes Trains in operation
(1) Project completion percentages as of June 30, 2020
(2) Engineering 96.5% complete, procurement 91.1% complete, and construction 25.3% complete
(3) Engineering 100.0% complete, procurement 100.0% complete, and construction 77.5% complete

Houston, Texas - August 6, 2020 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported net income1 of $197 million, or $0.78 per share—basic and diluted for the three months ended June 30, 2020, compared to a net loss of $114 million, or $0.44 per share—basic and diluted, for the comparable 2019 period. Net income increased during the three months ended June 30, 2020 as compared to the comparable 2019 period primarily due to increased total margins3 and decreased net loss related to interest rate derivatives, partially offset by (i) increased income attributable to non-controlling interest, (ii) increased income tax expense, (iii) costs incurred in response to the COVID-19 pandemic, (iv) increased loss on modification or extinguishment of debt, and (v) increased interest expense. Total margins increased during the three months ended June 30, 2020 primarily due to accelerated revenues recognized from LNG cargoes for which customers have notified us that they will not take delivery and an increase in margins per MMBtu of LNG delivered to customers and recognized in income, partially offset by net losses from changes in fair value of commodity derivatives and a decrease in volumes of LNG recognized in income primarily due to cargoes for which long-term customers have not elected delivery.
Cheniere reported net income of $572 million, or $2.27 per share—basic and $2.26 per share—diluted for the six months ended June 30, 2020, compared to $27 million, or $0.11 per share—basic and diluted, for the comparable 2019 period. Net income increased during the six months ended June 30, 2020 as compared to the comparable 2019 period primarily due to increased total margins, partially offset by (i) increased interest expense, (ii) increased income tax expense, (iii) increased operating and maintenance expenses primarily due to additional Trains in operation and costs incurred in response to the COVID-19 pandemic, (iv) increased income attributable to non-controlling interest, and (v) increased loss on modification or extinguishment of debt. Total margins increased during the six months ended June 30, 2020 primarily due to accelerated revenues recognized from LNG cargoes for which customers have notified us that they will not take delivery, an increase in LNG volumes recognized in revenue primarily due to additional Trains in operation, increased net gains from changes in fair value of commodity derivatives, and slightly increased margins per MMBtu of LNG delivered to customers and recognized in income.
Margins per MMBtu of LNG delivered to customers and recognized in income increased during the three and six months ended June 30, 2020 primarily due to an increase in the proportion of volumes sold pursuant to higher-margin long-term contracts, partially offset by a decrease in market pricing for short-term cargoes sold.

Consolidated Adjusted EBITDA was $1.39 billion for the three months ended June 30, 2020, compared to $615 million for the comparable 2019 period. The increase in Consolidated Adjusted EBITDA during the three months ended June 30, 2020 was primarily due to accelerated revenues recognized from LNG cargoes for which customers have notified us that they will not take delivery and increased margins per MMBtu of LNG delivered to customers and recognized in income, partially offset by a decrease in volumes of LNG recognized in income primarily due to cargoes for which long-term customers have not elected delivery.

Consolidated Adjusted EBITDA was $2.43 billion for the six months ended June 30, 2020, compared to $1.27 billion for the comparable 2019 period. The increase in Consolidated Adjusted EBITDA during the six months ended June 30, 2020 was primarily due to accelerated revenues recognized from LNG cargoes for which customers have notified us that they will not take delivery, an increase in LNG volumes recognized in income primarily due to additional Trains in operation, and slightly increased margins per MMBtu of LNG delivered to customers and recognized in income, partially offset by increased operating and maintenance expenses primarily due to additional Trains in operation.

During the three and six months ended June 30, 2020, we recognized $708 million and $761 million, respectively, in revenues associated with LNG cargoes for which customers have notified us that they will not take delivery, of which $458 million would have otherwise been recognized subsequent to June 30, 2020, if the cargoes were lifted pursuant to the delivery schedules with the customers. LNG revenues during the three months ended June 30, 2020 excluded $53 million that would have otherwise been recognized during the quarter if the cargoes were lifted pursuant to the delivery schedules with the customers, as these revenues were recognized during the three months ended March 31, 2020. Excluding the impact of cargo cancellations related to periods subsequent to June 30, 2020 and those received in prior periods for the current periods, our total revenues would have been $2.00 billion and $4.65 billion for the three and six months ended June 30, 2020, respectively.

During the three and six months ended June 30, 2020, 78 and 206 LNG cargoes, respectively, were exported from our liquefaction projects, none of which were commissioning cargoes. One cargo exported from our liquefaction projects and sold on a delivered basis was in transit as of June 30, 2020.

“We delivered strong results for the second quarter of 2020, despite the challenging LNG market environment and continued global impact of the COVID-19 pandemic, which further proves the resiliency and strength of Cheniere’s business model,” said Jack Fusco, Cheniere’s President and Chief Executive Officer.

“Our customers value the flexibilities our long-term contracts provide, which enable LNG buyers to effectively manage their portfolios through various market conditions, while continuing to underpin Cheniere’s financial stability. Despite continued market challenges, our visibility on achieving our financial goals for the year is unchanged, and today we are reconfirming our full year 2020 guidance of $3.8 to $4.1 billion in Consolidated Adjusted EBITDA and $1.0 to $1.3 billion in Distributable Cash Flow.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2020:

	Three Months Ended		Six Months Ended
	June 30, 2020		June 30, 2020
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	278	—	733	—
Volumes loaded during the prior period but recognized during the current period	29	—	33	—
Less: volumes loaded during the current period and in transit at the end of the period	(2)	—	(2)	—
Total volumes recognized in the current period	305	—	764	—
In addition, during the three and six months ended June 30, 2020, we recognized the financial impact of 34 TBtu and 48 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.

Cargo Cancellation Revenue Summary

The following table summarizes the timing impacts of revenue recognition related to cargoes for which customers elected to not take delivery on our revenues for the three and six months ended June 30, 2020 (in millions):

	Three Months	Six Months
	Ended	Ended
	June 30, 2020	June 30, 2020
Total revenues	$2,402	$5,111
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	53	—
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	(458)	(458)
Total revenues excluding the timing impact of cargo cancellations	$1,997	$4,653

Additional Discussion and Analysis of Financial Condition and Results

Details Regarding Second Quarter and Year-to-Date June 30, 2020 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of June 30, 2020 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Income from operations increased $505 million and $1.2 billion during the three and six months ended June 30, 2020, respectively, as compared to the comparable 2019 periods, primarily due to increased total margins as detailed above, partially offset by costs incurred in response to the COVID-19 pandemic. During the six months ended June 30, 2020, the increase was also partially offset by increased operating and maintenance expenses primarily due to additional Trains in operation.

Selling, general and administrative expense included share-based compensation expenses of $19 million and $38 million for the three and six months ended June 30, 2020, respectively, compared to $23 million and $43 million for the comparable 2019 period.

Capital Resources
As of June 30, 2020, we had cash and cash equivalents of $2.0 billion on a consolidated basis, of which $1.3 billion was held by Cheniere Partners. In addition, we had current restricted cash of $505 million designated for the following purposes: $167 million for the SPL Project, $101 million for the CCL Project and $237 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
CCL Project
We operate two Trains and are commissioning one additional Train for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon, among other things, entering into an engineering, procurement, and construction contract and additional commercial agreements, and obtaining adequate financing.

Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the second quarter 2020 on Thursday, August 6, 2020, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected total production capacity of approximately 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to the amount and timing of share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
LNG revenues	$2,295	$2,173	$4,863	$4,316
Regasification revenues	68	67	135	133
Other revenues	39	52	113	104
Total revenues	2,402	2,292	5,111	4,553

Operating costs and expenses
Cost of sales (excluding items shown separately below)	803	1,277	1,527	2,491
Operating and maintenance expense	355	295	671	516
Development expense	1	3	5	4
Selling, general and administrative expense	73	77	154	150
Depreciation and amortization expense	233	204	466	348
Impairment expense and loss on disposal of assets	—	4	5	6
Total operating costs and expenses	1,465	1,860	2,828	3,515

Income from operations	937	432	2,283	1,038

Other income (expense)
Interest expense, net of capitalized interest	(407)	(372)	(819)	(619)
Loss on modification or extinguishment of debt	(43)	—	(44)	—
Interest rate derivative loss, net	(25)	(74)	(233)	(109)
Other income, net	5	16	14	32
Total other expense	(470)	(430)	(1,082)	(696)

Income before income taxes and non-controlling interest	467	2	1,201	342
Income tax provision	(63)	—	(194)	(3)
Net income	404	2	1,007	339
Less: net income attributable to non-controlling interest	207	116	435	312
Net income attributable to common stockholders	$197	$(114)	$572	$27

Net income (loss) per share attributable to common stockholders—basic (2)	$0.78	$(0.44)	$2.27	$0.11
Net income (loss) per share attributable to common stockholders—diluted (2)	$0.78	$(0.44)	$2.26	$0.11

Weighted average number of common shares outstanding—basic	252.1	257.4	252.6	257.3
Weighted average number of common shares outstanding—diluted	252.4	257.4	253.3	258.6

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission.

(2)	Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	June 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,039	$2,474
Restricted cash	505	520
Accounts and other receivables, net	646	491
Inventory	207	312
Derivative assets	284	323
Other current assets	146	92
Total current assets	3,827	4,212

Property, plant and equipment, net	29,950	29,673
Operating lease assets, net	520	439
Non-current derivative assets	589	174
Goodwill	77	77
Deferred tax assets	337	529
Other non-current assets, net	546	388
Total assets	$35,846	$35,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$26	$66
Accrued liabilities	735	1,281
Current debt	237	—
Deferred revenue	23	161
Current operating lease liabilities	179	236
Derivative liabilities	239	117
Other current liabilities	25	13
Total current liabilities	1,464	1,874

Long-term debt, net	30,807	30,774
Non-current operating lease liabilities	347	189
Non-current finance lease liabilities	58	58
Non-current derivative liabilities	161	151
Other non-current liabilities	13	11

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized
Issued: 272.9 million shares at June 30, 2020 and 270.7 million shares at December 31, 2019
Outstanding: 252.2 million shares at June 30, 2020 and 253.6 million shares at December 31, 2019	1	1
Treasury stock: 20.7 million shares and 17.1 million shares at June 30, 2020 and December 31, 2019, respectively, at cost	(870)	(674)
Additional paid-in-capital	4,227	4,167
Accumulated deficit	(2,936)	(3,508)
Total stockholders’ equity (deficit)	422	(14)
Non-controlling interest	2,574	2,449
Total equity	2,996	2,435
Total liabilities and stockholders’ equity	$35,846	$35,492

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission.

(2)
Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of June 30, 2020, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $18.9 billion and $18.1 billion, respectively, including $1.3 billion of cash and cash equivalents and $0.2 billion of restricted cash.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income attributable to non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives, non-cash compensation expense, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by Corpus Christi Holdings, LLC and Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2020 and 2019 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$197	$(114)	$572	$27
Net income attributable to non-controlling interest	207	116	435	312
Income tax provision	63	—	194	3
Interest expense, net of capitalized interest	407	372	819	619
Loss on modification or extinguishment of debt	43	—	44	—
Interest rate derivative loss, net	25	74	233	109
Other income, net	(5)	(16)	(14)	(32)
Income from operations	$937	$432	$2,283	$1,038
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	233	204	466	348
Loss (gain) from changes in fair value of commodity and FX derivatives, net	137	(56)	(440)	(183)
Total non-cash compensation expense	27	31	56	56
Impairment expense and loss on disposal of assets	—	4	5	6
Incremental costs associated with COVID-19 response	59	—	62	—
Consolidated Adjusted EBITDA	$1,393	$615	$2,432	$1,265

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three and six months ended June 30, 2020 and forecast amounts for full year 2020 (in billions):

	Three Months Ended	Six Months Ended

	June 30,	June 30,	Full Year
	2020	2020	2020
Net income attributable to common stockholders	$0.20	$0.57	$0.2	-	$0.5
Net income attributable to non-controlling interest	0.21	0.43	0.7	-	0.8
Income tax provision	0.06	0.19	0.1	-	0.2
Interest expense, net of capitalized interest	0.41	0.82	1.5	-	1.6
Depreciation and amortization expense	0.23	0.47			0.9
Other expense, financing costs, and certain non-cash operating expenses	0.29	(0.05)	0.3	-	0.1
Consolidated Adjusted EBITDA	$1.39	$2.43	$3.8	-	$4.1
Distributions to Cheniere Partners non-controlling interest	(0.16)	(0.31)			(0.6)
SPL and Cheniere Partners cash retained and interest expense	(0.52)	(1.01)			(1.6)
Cheniere interest expense, income tax and other	(0.14)	(0.29)			(0.6)
Cheniere Distributable Cash Flow	$0.57	$0.83	$1.0	-	$1.3

Note: Totals may not sum due to rounding.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491